Exhibit 5.1

DLA Piper LLP (US) 303 Colorado Street Suite 3000 Austin, Texas 78701-4653 www.dlapiper.com

April 28, 2026

Rare Earths Americas, Inc.

101 W. Main Street

Manchester, GA 31816

Re:	Registration Statement on Form S-1 (File No. 333-295032)

Ladies and Gentlemen:

We have acted as counsel to Rare Earths Americas, Inc., a Texas corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2026 (File No. 333-295032) (as amended, the “Registration Statement”), relating to an underwritten public offering of up to 3,194,443 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, which includes up to 416,666 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters.

This opinion is being furnished in accordance with the requirements of Item 16(a) of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. As to matters of fact relevant to our opinion set forth below, we have relied, without independent investigation, on certificates of public officials and of officers of the Company. We express no opinion concerning any law other than the laws of the State of Texas. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the offering contemplated by the Registration Statement.

On the basis of the foregoing, we are of the opinion that when the Shares are issued and paid for in accordance with the terms of the underwriting agreement, substantially in the form filed as Exhibit 1.1 to the Registration Statement, they will be validly issued, fully paid and nonassessable.

This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement. This opinion is rendered as of the date hereof, and we assume no obligation to advise you of any fact, circumstance, event or development that may hereafter be brought to our attention whether or not such occurrence would alter, affect or modify the opinion expressed herein.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)